Exhibit 99.1

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Successful Completion of Consent Solicitation
(Harvey, LA, Thursday, May 18, 2006) Superior Energy Services, Inc. (NYSE: SPN) announced today that SESI, L.L.C., its wholly owned subsidiary (the “Company”), received as of 5:00 p.m. New York City time on May 18, 2006 (the “Consent Date”), consents from the holders of approximately $195.0 million in aggregate principal amount, or approximately 97.6% of its outstanding 8-7/8% Senior Notes due 2011 (the “Notes”), to the proposed amendments to the indenture governing the Notes (the “Indenture”). The proposed amendments to the Indenture are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 5, 2006 (the “Offer Statement”). This consent solicitation is part of the Company’s offer to purchase the Notes described in the Offer Statement.
Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes. Accordingly, the Company and the trustee under the Indenture will execute a supplemental indenture to effect the proposed amendments, which will eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture. However, the proposed amendments will not become operative unless and until the Company accepts the tendered Notes for purchase pursuant to the Offer Statement.
Holders of the Notes who tendered their Notes and delivered consents on or prior to the Consent Date will receive total consideration of $1,045.63 per $1,000 principal amount of Notes validly tendered. The total consideration includes a consent payment of $10.00 per $1,000 principal of Notes validly tendered. Holders who tender their Notes after the Consent Date but on or prior to 5:00 p.m. New York City time on Monday, June 5, 2006, which is the scheduled expiration date of the offer, will not be entitled to receive the consent payment and will receive $1,035.63 per $1,000 principal amount of Notes validly tendered. In each case, holders who validly tender their Notes shall receive accrued and unpaid interest on the principal amount of such Notes up to, but not including, the applicable payment date.
Following completion of the tender offer, the Company intends to redeem any remaining Notes in accordance with the procedures set forth in the Indenture. Under the terms of the Notes, the Company may redeem the Notes at the redemption price of $1,044.38 per $1,000 principal amount of Notes redeemed.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer Statement, copies of which may be obtained by contacting either D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550 (for banks and brokers only) or (888) 887-0082 (for all others U.S. toll-free) or The Bank of New York Trust Company, N.A., the depositary agent for the offer, at (904) 988-4718. The Company has engaged Bear, Stearns & Co. Inc. to act as the dealer manager in connection with the tender offer and as the solicitation agent in connection with the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to the Global Liability Management Group of Bear, Stearns & Co. Inc. at (877) 696-BEAR(2327) (toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by way of the Offer Statement.
About Superior Energy Services, Inc.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward- looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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